EXHIBIT 99.1

FREMONT GENERAL CORPORATION CONSENTS TO CEASE AND DESIST ORDER

(SANTA MONICA, CALIFORNIA) – March 7, 2007: Fremont General Corporation (the “Company”) (NYSE:FMT), a nationwide real estate lender doing business primarily through its wholly-owned industrial bank, Fremont Investment & Loan (“FIL”), today announced that the Company, FIL and Fremont General Credit Corporation, a wholly-owned subsidiary of the Company, have consented to the terms of a Cease and Desist Order (the “Order”) issued by the Federal Deposit Insurance Corporation without admitting to the allegations contained in the Order.

The Order calls, among other things, for the Company to make a variety of changes in its sub-prime residential loan origination business and also calls for certain changes in its commercial real estate lending business.

The Company will attach a copy of the Order to a Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

Regulatory Filings

The Company’s periodic reports as filed with the Securities and Exchange Commission (“SEC”) can be accessed at www.fremontgeneral.com and on the EDGAR section of the SEC’s website at www.sec.gov.

About Fremont General

Fremont General Corporation is a financial services holding company which is engaged in real estate lending operations on a nationwide basis. To find out more about Fremont General, or to subscribe to the Company’s Email Alert feature notification of Company news and events, please visit www.fremontgeneral.com.

Forward-Looking Statements

This news release may contain “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements and the Company’s currently reported results are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. These statements and the Company’s reported results are not guarantees of future performance and there can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially and adversely from the Company’s projected or reported results as a result of significant risks, uncertainties and assumptions that are difficult to predict, including:

•	the impact of the Company’s withdrawal from the sub-prime residential real estate loan origination business;

•	changes in the interest rate and competitive environments;

•	changes in general and specific economic conditions and trends;

•	changes in asset and loan valuations and the costs of originating loans;

•	changes in the volumes of loans originated, loans sold, the pricing of existing and future loans, and the values realized upon the sale of such loans;

•	access to the necessary capital and deposit resources to fund loan originations and the condition of the whole loan sale and securitization markets;

•	the impact of valuation and other changes in the commercial and residential real estate markets;

•	the effect of litigation, state and federal legislation and regulations, and development of, and the variability in determining, the allowance for loan losses;

•	the impact of the Order on the Company’s ability to conduct its business;

•	the impact of changes in federal and state tax laws and interpretations, including tax rate changes;

•	the ability to maintain an effective system of internal and financial disclosure controls, and to identify and remediate any control deficiencies, under the requirements of Section 404 of the Sarbanes-Oxley Act of 2002; and

•	other events and factors beyond our control.

For a more detailed discussion of risks and uncertainties, see the Company’s public filings with the SEC. The Company undertakes no obligation to publicly update any forward-looking statements.

CONTACT: Investor Relations — Phone: (310) 315-5500
WEBSITE: www.fremontgeneral.com

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